Exhibit 99.1

Micro Linear Announces Third Quarter 2005 Financial Results

          SAN JOSE, Calif., Oct. 20 /PRNewswire-FirstCall/ -- Micro Linear Corporation (Nasdaq: MLIN) announced today its financial results for the third quarter ended September 30, 2005.

          Net revenue for the third quarter of 2005 was $3.7 million, down from $6.0 million for the second quarter of 2005 and from $5.9 million in net revenue for the third quarter of 2004.  Lower sales of digital cordless telephone transceiver chips and networking products accounted for most of the decrease in revenue from the prior quarter and the comparable third quarter of 2004.   Gross margin for the third quarter of 2005 was $2.1 million down from $3.6 million for the second quarter of 2005, and from $3.4 million for the comparable third quarter of 2004.  The percentage gross margin was 57% for the third quarter of 2005 down from 61% for the second quarter of 2005 and 58% for the comparable third quarter of 2004.

          The Company reported a net loss for the third quarter of 2005 of $1.8 million, or $0.14 per share, compared to a net loss of $0.9 million, or $0.07 per share for the second quarter of 2005 and a net profit of $0.6 million, or $0.04 per share (diluted), for the third quarter of 2004. The net profit reported in the third quarter of 2004 included a gain of $1.1 million from the sale of our San Jose buildings.

          Net revenue for the nine months ended September 30, 2005 was $13.9 million, compared to $16.2 million for the same period in 2004.  Gross margin for the first nine months of 2005 totaled $7.9 million, down 12% from $9.0 million for the first nine months of 2004.  The Company reported a net loss of $4.1 million, or $0.33 per share, for the first nine months of 2005, compared to a net loss of $2.9 million, or $0.24 per share, for the first nine months of 2004.

          About Micro Linear Corporation:
          Micro Linear Corporation is a fabless semiconductor company specializing in wireless integrated circuits. In addition to its PHS products, the Company offers a full line of high data-rate ISM-band transceivers for consumer applications such as cordless phones, wireless speakers and headphones, game controllers, voice headsets and other electronic appliances. Micro Linear offers a uniquely broad line of transceivers that address the most popular unlicensed bands: 900 MHz, 2.4 GHz, and 5.8 GHz. To simplify system design and decrease time to market, Micro Linear also offers starter kits and reference designs. Headquartered in San Jose, California, Micro Linear’s products are available through its authorized representatives and distributors worldwide. More information on the company is available online at www.microlinear.com.

          Micro Linear Safe Harbor Statement:
          Except for the historical information contained herein, the statements in this press release are forward-looking statements within the meaning of the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are not guarantees of future results and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected.  Such risks and uncertainties include, but are not limited to, the risks associated with the cyclical nature of the semiconductor industry; the level of product orders; the ability of customers to cancel, delay or otherwise change orders without significant penalty; new product announcements or introductions by competitors; and the market’s acceptance of the Company’s products, including the Company’s PHS product family.  Additional risks are detailed in the Company’s filings with the Securities and Exchange Commission, including the Company’s Quarterly Report on Form 10-Q for the quarter ended July 3, 2005. Statements included in this release are based on information known to the Company as of the date of this release, and the Company assumes no obligation to update information contained in this release.

MICRO LINEAR CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED
(IN THOUSANDS)

	Sept 30 2005	DEC 31 2004

ASSETS
CURRENT ASSETS
CASH AND SHORT-TERM INVESTMENTS	$13,799	$15,580
ACCOUNTS RECEIVABLE, NET	2,378	2,878
INVENTORIES	3,103	1,770
OTHER CURRENT ASSETS	268	210
TOTAL CURRENT ASSETS	19,548	20,438
PROPERTY & EQUIPMENT, NET	476	459
OTHER ASSETS	17	28
TOTAL ASSETS	$20,041	$20,925
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
ACCOUNTS PAYABLE	$2,327	$1,500
ACCRUED LIABILITIES	3,128	2,603
TOTAL CURRENT LIABILITIES	5,455	4,103
STOCKHOLDERS’ EQUITY
COMMON STOCK	16	15
ADDITIONAL PAID-IN CAPITAL	63,264	61,368
ACCUMULATED OTHER COMPREHENSIVE LOSS	(7)	(8)
ACCUMULATED DEFICIT	(28,454)	(24,320)
TREASURY STOCK	(20,233)	(20,233)
TOTAL STOCKHOLDERS’ EQUITY	14,586	16,822
TOTAL LIABILITIES AND STOCKHOLDERS’EQUITY	$20,041	$20,925

MICRO LINEAR CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
UNAUDITED

	THREE MONTHS ENDED		NINE MONTHS ENDED

	Sep 30, 2005	Sep 30, 2004	Sep 30, 2005	Sep 30, 2004

NET REVENUE	$3,674	$5,875	$13,884	$16,223
COST OF REVENUE	1,589	2,465	5,962	7,242
GROSS MARGIN	2,085	3,410	7,922	8,981
OPERATING EXPENSES:
RESEARCH AND DEVELOPMENT	2,350	2,165	7,013	7,417
SELLING, GENERAL AND ADMINISTRATIVE	1,606	1,796	5,325	5,498
GAIN ON SALE OF LAND AND BUILDINGS	—	(1,138)	—	(1,138)
RESTRUCTURING CHARGES	—	—	—	166
TOTAL OPERATING EXPENSES	3,956	2,823	12,338	11,943
INCOME (LOSS) FROM OPERATIONS	(1,871)	587	(4,416)	(2,962)
INTEREST AND OTHER INCOME	111	57	307	166
INTEREST AND OTHER EXPENSE	(4)	(23)	(10)	(109)
INCOME (LOSS) BEFORE INCOME TAXES	(1,764)	621	(4,119)	(2,905)
PROVISION FOR INCOME TAXES	8	14	15	24
NET INCOME (LOSS)	(1,772)	607	(4,134)	(2,929)
NET INCOME (LOSS) PER SHARE:
BASIC EARNINGS PER SHARE:
NET INCOME (LOSS) PER SHARE	$(0.14)	$0.05	$(0.33)	$(0.24)
NUMBER OF SHARES USED IN PER SHARE COMPUTATION	12,906	12,424	12,652	12,383
DILUTED EARNINGS PER SHARE:
NET INCOME (LOSS) PER SHARE	$(0.14)	$0.04	$(0.33)	$(0.24)
NUMBER OF SHARES USED IN PER SHARE COMPUTATION	12,906	13,698	12,652	12,383

SOURCE  Micro Linear Corporation
          -0-                                                            10/20/2005
          /CONTACT:  Michael Schradle, Chief Financial Officer or Micro Linear Corporation, +1-408-433-5200/
          /Web site:  http://www.microlinear.com /
          (MLIN)